Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER RESULTS

AUSTIN, Minn., August 19, 2004 (BUSINESS WIRE) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2004 third quarter ended July 24, 2004.

HIGHLIGHTS

♦             EPS of $.40, versus $.25 in 2003 (current year includes an 8 cent per share gain from the sale of Vista International Packaging, Inc.)

♦             Dollar sales of $1.2 billion increased 15 percent from 2003

♦             Volume up 6 percent compared to last year

♦             Refrigerated Foods operating profit up 34 percent; volume up 1 percent; dollar sales up 14 percent

♦             Jennie-O Turkey Store operating profit positively swung $8.4 million versus last year; volume down 2 percent (planned reductions announced last year to better manage supply); dollar sales up 15 percent

♦             Grocery Products operating profit down 10 percent; volume down 3 percent; dollar sales up 1 percent

♦             Specialty Foods operating profit up 38 percent; volume up 63 percent; dollar sales up 46 percent (37 percent due to Century Foods International acquisition)

♦             Launch of HORMEL and STAGG chili in Tetra Recart carton

♦             Jeff Ettinger named President and COO

Hormel Foods Corporation (NYSE: HRL-News), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2004 third quarter net earnings of $56.3 million, up 63 percent from $34.7 million a year earlier (current year includes an $11.5 million after-tax gain from the sale of Vista).  Earnings per share were $.40 versus $.25 in the fiscal 2003 third quarter (current year includes an 8 cent per share gain from the sale of Vista).  Sales totaled $1.2 billion, up from $1.0 billion in the same period last year.

For the nine months ended July 24, net earnings were $161.8 million (includes an $11.5 million gain from the sale of Vista), or $1.15 per share (includes an $.08 gain from the sale of Vista), compared to $115.4 million or $.83 per share last year.  Sales totaled $3.4 billion, up from $3.0 billion in the same period last year.

COMMENTARY AND OUTLOOK

“The third quarter was eventful for Hormel Foods,” said Joel W. Johnson, chairman of the board and chief executive officer. “Jeffrey M. Ettinger was named president and COO of Hormel Foods.  Jeff will be only the ninth president in the company’s 113-year history.  I am excited to have Jeff in his new role and have complete confidence in his ability to lead Hormel Foods to continued success.  He is a tested, Hormel Foods executive who knows all areas of our business very well,” Johnson said.

“Our strategies continue to drive profitability throughout the company,” Johnson said. “Earnings per share for the quarter from on-going operations improved by 28 percent over last year,” Johnson continued.  “Even though we reported significant improvement over last year, higher grain prices substantially increased our cost of goods, particularly in our turkey operation.  Because of this higher cost, we were not able to deliver the level of operating profit margin we had hoped for,” Johnson stated.

“Both Hormel Foods and Jennie-O Turkey Store Foodservice business units delivered another strong quarter with dollar sales up 19 percent and 27 percent respectively.  Products contributing double-digit growth include HORMEL bacon, AUSTIN BLUES BBQ products, HORMEL ALWAYS TENDER pork and Jennie-O Turkey Store oven roasted and pre-sliced products,” Johnson stated.

“Retail products within our Refrigerated Foods segments that reported solid growth included HORMEL CURE 81 Hams, HORMEL ALWAYS TENDER flavored meats and HORMEL fully cooked entrées,” said Johnson.

“Jennie-O Turkey Store delivered much better returns than last year because of the growth in sales of value-added products, better commodity meat markets and improved efficiencies.  Dollar sales of value-added products are 17 percent ahead of last year,” Johnson said.

“The Grocery Products operating profit and volume loss was a disappointment.  We continue to evaluate areas that are not meeting expectations and we are making adjustments,” Johnson commented.  “We continue to feel pressure from higher pork and beef raw material costs but benefited from improved volume results reported from ethnic items and the SPAM family of products,” Johnson said. “The price increase implemented on June 14 also benefited results,” Johnson stated.

“The launch of the new Tetra Recart carton for our chili items is going well and the national roll-out of our STAGG chili is exceeding expectations.  The innovative Tetra packaging concept was very well received by the trade,” Johnson said.  “Because of the better-than-expected market acceptance, we will experience higher-than-anticipated marketing expense in the fourth quarter to support the accelerated roll-out,” Johnson continued.

“Diamond Crystal Brands delivered another strong quarter, with operating profit up 81 percent driven by sales in the sugar substitute category,” Johnson said.

“Our International business reported solid export results, with volume up 23 percent,” Johnson said.  “Exceptional international demand for pork products, the SPAM family of products and STAGG chili drove the volume increase,” Johnson added.

“The sale of our Vista packaging business allows us to re-deploy capital to more strategic investments that will bring faster growth and more profitability to Hormel Foods.  We continue to look for acquisitions that fit our portfolio and match our strategy,” Johnson said.

“After assessing industry factors and our own business plans and prospects, our earnings guidance for the fourth quarter is in a range of $.40 to $.46 per share.  For the full year of fiscal 2004, our earnings guidance is in a range of $1.46 to $1.52, which does not include one-time items,” Johnson concluded.

OPERATING HIGHLIGHTS

Grocery Products (14 % of Net Sales, 27% of Segment Operating Profit)

▪                  Dollar sales totaled $165 million, up 1 percent.

▪                  Volume was down by 3 percent.  Weaker sales from DINTY MOORE CLASSIC BAKES products and DINTY MOORE canned products represented most of the decrease.  Growth was reported by CARAPELLI olive oil, HERDEZ Mexican products, PATAK’S Indian products and DINTY MOORE microwave bowls.

▪                  Operating profit was down 10 percent primarily from higher beef and pork raw material costs and the lower volume of DINTY MOORE canned products.  Growth from ethnic products, the SPAM family of products and the price increase implemented in the third quarter contributed to profitability.

▪                  HORMEL and STAGG chili roll-out of new Tetra Recart carton.  The new packaging offers a variety of advantages including portability, easy opening and pouring and convenient space-saving stackability in kitchen cupboards.  Trade acceptance has been very good.  The national roll-out of STAGG chili (previously in markets west of the Mississippi River) has exceeded expectations.  Additional marketing spending will need to be allocated in the fourth quarter to support the new distribution.

Refrigerated Foods (49 % of Net Sales, 45 % of Segment Operating Profit)

▪                  Dollar sales totaled $567 million, up 14 percent.

▪                  Volume increased 1 percent

▪                  Operating profit improved 34 percent to $36 million, reflecting improved market conditions and higher returns on value-added, branded products.

▪                  Leading the growth within this segment included double-digit volume performers HORMEL ALWAYS TENDER marinated flavored meats, pre-cooked bacon, and dry sausage products. Pre-sliced meats delivered outstanding growth with volume up over 100 percent. This pre-sliced line of products is perfect for today’s consumer looking for the convenience of pre-sliced product in an easy to open and close package.  These products are also offered through our DI LUSSO DELI program.

▪                  Foodservice reported double-digit volume growth in key categories including HORMEL premium bacon, ALWAYS TENDER boneless pork, AUSTIN BLUES BBQ, BREAD READY meats and CAFÉ H products.

Jennie-O Turkey Store (22 % of Net Sales, 11 % of Segment Operating Profit)

▪                  Dollar sales increased 15 percent to $258 million.

▪                  Volume was down 2 percent.  The previously announced strategy of scaling back production caused the reduction.  Industry forecasts continue to show lower year-over-year supplies for the balance of 2004.

▪                  Operating profit totaled $8.3 million compared to a $100 thousand loss last year.  Profitability gains have resulted from a combination of value-added sales growth, excellent commodity meat markets and continued efficiencies in live production and in our manufacturing plants.

▪                  Value-added sales have grown 17 percent.  Strong volume growth continued for value-added products such as JENNIE-O TURKEY STORE bacon, dinner sausage, marinated tenderloins and stuffed breast items.

▪                  Higher grain costs pressured margins because the flocks brought to market during the quarter had a large percent of their growing time under high feed costs.  We will continue to feel this pressure in the fourth quarter.

▪                  Foodservice dollar sales were up 27 percent.

▪                  Export markets continue to perform very well.  Mexico and Russia were the strongest markets.  China and some other Asian nations are the only markets which continue to ban imports as a result of the avian flu outbreaks earlier this year.

Specialty Foods (10 % of Net Sales, 9 % of Segment Operating Profit)

▪                  Dollar sales increased 46 percent to $115 million (37 percent due to Century Foods International acquisition).

▪                  Volume was up 63 percent.

▪                  Operating profit improved 38 percent.

▪                  Diamond Crystal Brands sugar substitute category reported strong volume growth, up 180 percent over last year.

▪                  Record dairy markets negatively affected margins in Century Foods International.  We should see some relief in the dairy markets in the fourth quarter.

All Other (5 % of Net Sales, 8 % of Segment Operating Profit)

▪                  Dollar sales increased 11 percent to $50 million.

▪                  Volume was 32 percent higher than a year earlier, primarily due to strong export sales of fresh pork and the SPAM family of products.

▪                  Operating profit was down 8 percent.  The sale of Vista occurred in period 9 so this year only includes two periods of operating profit for that subsidiary.

General Corporate Expense

▪                  Expenses decreased $23.7 million primarily from the $18.1 million pre-tax gain recorded for the sale of Vista, $2.4 million reduction to post-retirement benefits (Medicare Act of 2003)  and $1.3 million reduction in bad debt expense.

Net Interest and Investment Income

▪                  Net expenses were higher than last year by $4.9 million for three reasons.  First, the return on the Rabbi Trust decreased by $3.8 million this year compared to last.  Second, Campofrio paid a $2.3 million dividend in 2003 that was not received in 2004 because Campofrio was sold in the second quarter of 2004. And the third item, which reduced expenses, was a reduction in interest expense in 2004 of $1.6 million.

DIVIDENDS

Effective August 15, 2004, the company paid its 304th consecutive quarterly dividend.  The annual rate is $.45 per share.

CONFERENCE CALL

A conference call will be Webcast at 10:00 a.m. CT on Thursday, August 19, 2004.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 9340946.  The Webcast replay will be available at 12:00 (noon) CT, August 19, and archived for one year.  Listening to the Webcast requires speakers and Microsoft’s Windows Media Player.  If you do not have Media Player, you may download it for free at http://www.microsoft.com/windows/windowsmedia/download/default.asp.  The audio replay will be available beginning at 12:00 (noon) CT on Thursday, August 19, 2004, through 11:59 p.m. CT on September 3, 2004.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational marketer of consumer-branded, value-added food, meat and poultry products delivered through retail and foodservice channels.  The company creates shareholder value by building emerging businesses, strengthening existing brands, launching new brands, providing outstanding customer service, maintaining careful cash and debt management and transparent accounting policies and by leveraging its strong financial position to accelerate growth worldwide.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 25, 2003, which can be accessed at http://www.hormel.com

Segment Data

Fiscal 2004 Third Quarter Segment Operating Results (in Thousands)

	THIRD QUARTER – 13 WEEKS ENDED

SALES	July 24, 2004	July 26, 2003	% Change
Grocery Products	$165,207	$163,951	0.8
Refrigerated Foods	567,073	497,158	14.1
Jennie-O Turkey Store	258,042	224,346	15.0
Specialty Foods	115,371	78,804	46.4
All Others	50,306	45,136	11.5
Total	$1,155,999	$1,009,395	14.5

OPERATING PROFIT
Grocery Products	$21,477	$23,915	(10.2)
Refrigerated Foods	35,680	26,656	33.9
Jennie-O Turkey Store	8,279	(127)	6,618.9
Specialty Foods	6,896	5,016	37.5
All Others	6,325	6,836	(7.5)
Total segment operating profit	78,657	62,296	26.3
Net interest and investment income	(6,730)	(1,845)	(264.8)
Gen. corporate income (expense)	16,804	(6,903)	343.4
Income before tax	$88,731	$53,548	65.7

	YEAR TO DATE – 39 WEEKS ENDED

SALES	July 24, 2004	July 26, 2003	% Change
Grocery Products	$535,673	$545,540	(1.8)
Refrigerated Foods	1,653,684	1,480,296	11.7
Jennie-O Turkey Store	735,359	656,278	12.0
Specialty Foods	350,635	206,807	69.5
All Others	159,308	141,526	12.6
Total	$3,434,659	$3,030,447	13.3

OPERATING PROFIT
Grocery Products	$84,888	$106,391	(20.2)
Refrigerated Foods	102,648	51,279	100.2
Jennie-O Turkey Store	47,178	24,054	96.1
Specialty Foods	19,991	13,117	52.4
All Others	19,476	17,355	12.2
Total segment operating profit	274,181	212,196	29.2
Net interest and investment income	(7,581)	(14,434)	47.5
Gen. corporate expense	(12,026)	(20,048)	40.0
Income before tax	$254,574	$177,714	43.2

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-24-2004	7-26-2003	7-24-2004	7-26-2003

Net sales	$1,155,999	$1,009,395	$3,434,659	$3,030,447

Cost of products sold	899,071	782,208	2,632,536	2,312,647

GROSS PROFIT:	256,928	227,187	802,123	717,800

Expenses and gain on sale of business:
Selling and delivery	123,156	118,497	377,517	358,342

Marketing	24,915	25,818	77,981	81,539

Administrative & general	32,490	28,681	107,709	89,483

Gain on sale of business	(18,063)	0	(18,063)	0

TOTAL EXPENSES AND GAIN ON SALE OF BUSINESS:	162,498	172,996	545,144	529,364

Equity in earnings of affiliates	1,031	1,202	5,176	3,712

OPERATING INCOME:	95,461	55,393	262,155	192,148

Other income & expenses:
Interest & investment income	(85)	6,408	12,497	8,963

Interest expense	(6,645)	(8,253)	(20,078)	(23,397)

EARNINGS BEFORE INCOME TAXES:	88,731	53,548	254,574	177,714

Provision for income taxes	32,388	18,875	92,754	62,300
(effective tax rate)	36.50%	35.25%	36.43%	35.06%

NET EARNINGS	$56,343	$34,673	$161,820	$115,414

NET EARNINGS PER SHARE (Basic)	$.41	$.25	$1.17	$.83
NET EARNINGS PER SHARE (Diluted)	$.40	$.25	$1.15	$.83

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 24, 2004	October 25, 2003
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$240,355	$97,976
Securities	3,250	0
Accounts receivable	258,229	291,481
Inventories	448,400	403,213
Deferred income taxes	20,929	14,732
Prepaid expenses & other current assets	26,644	16,572

TOTAL CURRENT ASSETS	997,807	823,974

INTANGIBLES	508,197	509,986

OTHER ASSETS	305,825	357,819

PROPERTY, PLANT & EQUIPMENT, NET	691,451	701,342

TOTAL ASSETS	$2,503,280	$2,393,121

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$454,617	$441,990

LONG-TERM DEBT – LESS CURRENT MATURITIES	372,239	395,273

OTHER LONG-TERM LIABILITIES	306,851	303,123

SHAREHOLDERS’ INVESTMENT	1,369,573	1,252,735

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,503,280	$2,393,121

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-24-2004	7-26-2003
OPERATING ACTIVITIES	(In Thousands)
Net earnings	$161,820	$115,414
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	64,581	61,865
Amortization of intangibles	5,247	2,789
Equity in earnings of affiliates	(4,587)	(3,178)
Provision for deferred income taxes	(9,353)	(7,613)
(Gain) Loss on property/equipment sales and plant facilities	(63)	2,696
Gain on sales of business and investment	(24,285)	0
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	29,312	22,522
Increase in inventories, prepaid expenses, and other current assets	(68,336)	(37,005)
Increase (Decrease) in accounts payable and accrued expenses	12,515	(15,239)
Other	3,909	0
NET CASH PROVIDED BY OPERATING ACTIVITIES	170,760	142,251

INVESTING ACTIVITIES
Purchase of held-to-maturity securities	(3,250)	0
Acquisitions of businesses	(2,097)	(124,464)
Purchases of property / equipment	(57,234)	(45,606)
Proceeds from sales of property / equipment	827	4,162
Proceeds from sales of business and investment	126,774	0
Increase in investments, equity in affiliates, net pension assets, and other assets	(21,947)	(101,546)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	43,073	(267,454)

FINANCING ACTIVITIES
Proceeds from long-term debt	0	42
Principal payments on long-term debt	(21,569)	(2,693)
Dividends paid on common stock	(45,729)	(42,543)
Stock repurchase	(13,141)	(4,808)
Other	8,985	4,427
NET CASH USED IN FINANCING ACTIVITIES	(71,454)	(45,575)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	142,379	(170,778)
Cash and cash equivalents at beginning of year	97,976	309,563

CASH AND CASH EQUIVALENTS AT END OF QUARTER	$240,355	$138,785